Filed Pursuant to Rule 424(b)(3) Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485.4553

April 2016 Performance Update

Equinox Frontier Funds Supplement Dated April 30, 2016 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	April 30, 2016 MTD	April 30, 2016 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	-3.41%	-0.98%	$114.39
Equinox Frontier Long/Short Commodity Fund-1a	3.30%	0.89%	$95.60
Equinox Frontier Masters Fund-1	-5.02%	0.15%	$113.04

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of April 30, 2016. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(208,546.06)
Unrealized trading gain (loss)	(37,032.21)
Less: Commissions	(14,452.03)
Less: Trading Fee paid to Managing Owner	(16,078.04)
Interest income	6,750.77

Total Income	(269,357.57)
EXPENSES
Broker service fees	13,566.56
Incentive fees	511.65
Management fees	10,717.33

Total Expenses	24,795.54

Net Income (Loss)	$(294,153.11)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	74,988.47636	$8,880,779.61	$118.43
Current month additions	920.32099	106,553.27
Current month redemptions	(3,408.21956)	(399,999.90)
Net income (loss) for current month		(294,153.11)	(4.04)

Net asset value, end of current month	72,500.57779	$8,293,179.86	$114.39

Monthly rate of return			-3.41%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$32,239.36
Unrealized trading gain (loss)	111,694.46
Less: Commissions	(3,498.63)
Less: Trading Fee paid to Managing Owner	(7,004.97)
Interest income	2,075.99

Total Income	135,506.21
EXPENSES
Broker service fees	5,910.50
Incentive fees	(18.41)
Management fees	9,452.37

Total Expenses	15,344.46

Net Income (Loss)	$120,161.75

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	40,664.59578	$3,763,512.75	$92.55
Current month additions	0.00000	0.00
Current month redemptions	(2,314.91952)	(217,380.72)
Net income (loss) for current month		120,161.75	3.05

Net asset value, end of current month	38,349.67626	$3,666,293.79	$95.60

Monthly rate of return			3.30%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(195,699.51)
Unrealized trading gain (loss)	(115,366.98)
Less: Commissions	(12,072.60)
Less: Trading Fee paid to Managing Owner	(13,361.46)
Interest income	4,930.59

Total Income	(331,569.96)
EXPENSES
Broker service fees	11,273.97
Incentive fees	112.28
Management fees	15,806.86

Total Expenses	27,193.11

Net Income (Loss)	$(358,763.07)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	61,804.25595	$7,355,368.17	$119.01
Current month additions	316.45690	35,832.83
Current month redemptions	(2,869.04534)	(334,647.88)
Net income (loss) for current month		(358,763.07)	(5.97)

Net asset value, end of current month	59,251.66751	$6,697,790.05	$113.04

Monthly rate of return			-5.02%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,386,571.29)
Unrealized trading gain (loss)	(270,979.10)
Less: Commissions	(96,154.91)
Less: Trading Fee paid to Managing Owner	(108,259.54)
Interest income	45,456.77

Total Income	(1,816,508.07)
EXPENSES
Trading fees	0.00
Broker service fees	20,845.31
Incentive fees	4,444.19
Management fees	72,154.89

Total Expenses	97,444.39

Net Income (Loss)	$(1,913,952.46)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	467,414.92149	$60,238,847.77	$128.88
Current month additions	10,127.37708	1,279,332.55
Current month redemptions	(27,262.98873)	(3,534,045.24)
Net income (loss) for current month		(1,913,952.46)	(4.36)

Net asset value, end of current month	450,279.30984	$56,070,182.62	$124.52

Monthly rate of return			-3.38%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$104,237.18
Unrealized trading gain (loss)	352,012.10
Less: Commissions	(11,221.81)
Less: Trading Fee paid to Managing Owner	(14,461.97)
Interest income	6,627.39

Total Income	437,192.89
EXPENSES
Trading fees	0.00
Broker service fees	6,138.68
Incentive fees	0.00
Management fees	41,026.31

Total Expenses	47,164.99

Net Income (Loss)	$390,027.90

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	108,989.45698	$12,143,978.01	$111.42
Current month additions	0.00000	0.00
Current month redemptions	(5,003.58907)	(567,334.98)
Net income (loss) for current month		390,027.91	3.66

Net asset value, end of current month	103,985.86791	$11,966,670.95	$115.08

Monthly rate of return			3.28%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2016

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(574,617.58)
Unrealized trading gain (loss)	(356,063.96)
Less: Commissions	(35,496.31)
Less: Trading Fee paid to Managing Owner	(39,528.86)
Interest income	14,591.51

Total Income	(991,115.20)
EXPENSES
Trading fees	0.00
Broker service fees	12,680.94
Incentive fees	0.01
Management fees	46,765.88

Total Expenses	59,446.83

Net Income (Loss)	$(1,050,562.03)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	173,746.84547	$21,840,774.26	$125.70
Current month additions	2,188.20557	269,676.84
Current month redemptions	(11,772.23867)	(1,491,489.10)
Net income (loss) for current month		(1,050,562.03)	(6.50)

Net asset value, end of current month	164,162.81237	$19,568,399.97	$119.20

Monthly rate of return			-5.17%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND